Exhibit 99.1

For More Information:
Public Relations	Investor Relations
Gretchen Dock	Karen Vahouny
Phase Forward	Qorvis Communications

781-902-4413

703-744-7809

gretchendock@phaseforward.com

kvahouny@qorvis.com

PHASE FORWARD REPORTS FOURTH QUARTER AND 2005 RESULTS

Achieves 18% Revenue Growth for the Fourth Quarter and Full Year; Quarterly EPS of $0.18 Versus $0.02 in 2004 and Annual EPS of $0.34 Versus a Loss of $0.43 in 2004

Waltham, MA – February 7, 2006 – Phase Forward (NASDAQ: PFWD), a leading provider of data management solutions for clinical trials and drug safety, today announced its financial results for the fourth quarter and year ended December 31, 2005.

Revenues for the 2005 fourth quarter increased 18% to $23.6 million, from $20.1 million for the same quarter of 2004.  On a GAAP basis, income from operations increased 51% to $2.1 million for the fourth quarter of 2005 versus $1.4 million for the prior year’s comparable quarter.  On a non-GAAP basis, income from operations for the fourth quarter of 2005 increased 44% to $2.5 million versus $1.7 million for the fourth quarter of 2004.  The attached table presents a reconciliation of GAAP to non-GAAP income from operations for the fourth quarter of both years.

The GAAP net income applicable to common stockholders for the fourth quarter of 2005 was $6.4 million, or $0.18 per diluted share, compared to a GAAP net income applicable to common stockholders of $734,000, or $0.02 per share, for the fourth quarter of the previous year.  The net income for the fourth quarter of 2005 included a benefit of $4.5 million, or $0.13 per share, from the release of a portion of the company’s deferred tax asset valuation allowance.  This benefit related primarily to a portion of the net operating loss carryforwards that the company can reasonably estimate utilizing to offset future taxable income.

Bob Weiler, chief executive officer and president, remarked, “Our financial performance reflects the strength and resiliency of our business model.  Despite the conservatism in the pharmaceutical industry and lengthening RFP cycles, our InForm license, application hosting and other related revenues grew 21% and now represent 64% of total revenues.  Total revenues increased by 18% both for the fourth quarter and for the year compared to the same periods of 2004.  With our acquisition of Lincoln Technologies in August, we’ve also strengthened our drug safety position.”

Weiler added, “I’m proud to announce, following on our strong financial performance in 2005, that we signed a new InForm agreement with Merck & Co. in January of 2006.  This follows what we believe has been one of the most rigorous selection and evaluation processes in the industry.  We believe the fact that the giants of the industry, GlaxoSmithKline and now Merck, have selected our EDC solution sends a powerful signal to potential customers and solidifies our leadership position.”

For the year ended December 31, 2005, total revenues rose 18% to $87.1 million compared to $73.7 million for 2004.  On a GAAP basis, income from operations was $8.2 million for the year ended December 31, 2005, compared to $4.2 million for 2004.  On a non-GAAP basis, income from operations for 2005 grew 48% to $9.1 million, from $6.1 million for 2004.  The attached table presents a reconciliation of GAAP to non-GAAP income from operations for 2005 and 2004.

The GAAP net income applicable to common stockholders for 2005 was $11.8 million, or $0.34 per diluted share, compared to a GAAP net loss applicable to common stockholders of $7.1 million, or a loss of $0.43 per share, for 2004.  The net income for 2005 included a benefit of $4.5 million, or $0.13 per share, from the release of a portion of the company’s deferred tax asset valuation allowance in the fourth quarter of 2005.  The net loss for 2004 included a charge of $9.0 million, or $0.54 per share, associated with the accretion on preferred stock and declared dividends.  All preferred stock automatically converted into shares of common stock following the completion of the company’s initial public offering in July 2004.

Backlog at December 31, 2005 was $185 million, compared to $182 million at the end of 2004.

Business Highlights

•      With the addition of Merck, signed in the first quarter of 2006, the use of Phase Forward’s InForm product expanded to all of the top five pharmaceutical companies.

•      Phase Forward continued to gain traction in the fourth quarter with small and mid-sized companies, including agreements with Alliance Pharma Ltd., CT Arzneimittel, Micron Research Ltd., and Novagen.

•      The company increased its presence in the medical device sector in the fourth quarter by entering into InForm Application Hosting arrangements with several new customers, including Stryker, Abiomed, and Aptus EndoSystems.  Guidant also expanded its arrangement for the use of InForm.

•      The drug safety sector continued to show growth from both emerging and established companies including the selection of the company’s web-based Clintrace™ 4.0 product by Quintiles, a leading Clinical Research Organization (CRO), as its global standard for adverse event reporting and safety data management.  Other drug safety agreements for Lincoln Technologies’ products included Pfizer, AstraZeneca, GlaxoSmithKline and Bayer.

•      Otsuka America Pharmaceutical began use of Lincoln’s Clinical Trials Signal Detection (CTSD) solution to monitor the safety profile of drugs in clinical development. CTSD was designed in compliance with FDA’s applicable guidance released in March 2005.

Financial Highlights

•      Quarterly revenues and non-GAAP operating income increased on both a sequential basis and year-over-year basis.

•      Gross margin for 2005 increased to $53.3 million, or 61% of revenues, from $44.1 million, or 60% of revenues, for 2004.

•      Diluted earnings per share for the 2005 fourth quarter were $0.18, compared to $0.02 per share for the same quarter of last year, and $0.34 per share for 2005 compared to a loss of $0.43 per share for 2004.  The net income for 2005 included a benefit of $4.5 million from the release of a portion of the company’s deferred tax asset valuation allowance in the fourth quarter of 2005. The net loss for 2004 included a charge of $9.0 million associated with the accretion on preferred stock and declared dividends.

•      Cash, cash equivalents and short-term investment balances totaled $60.6 million on December 31, 2005, compared to $58.2 million on December 31, 2004, an increase of $2.4 million.  This excludes the payment of $10.6 million for the acquisition of Lincoln Technologies.

Financial Outlook

The following statements are based on current expectations and the company does not undertake any duty to update them.  These statements are forward-looking and inherently uncertain.  The guidance is as of today and the company assumes no obligation to update or confirm.  Actual results may differ materially as a result of the factors identified below, the factors identified in our public filings made with the Securities and Exchange Commission, or other factors.

For 2006, the company expects bookings between $105 million and $125 million and revenues between $100 million and $105 million, with approximately 75% anticipated to be recognized from backlog.  This translates to a projected backlog between $190 million and $210 million representing an increase of between 3% and 13% over 2005.  On a non-GAAP basis, the company believes gross margins will be between 60% and 62%.  Selling and marketing expenses are expected to be between 17% and 18%, research and development expenses between 16% and 17%, and general and administrative expenses between 14% and 15%, resulting in operating expenses as a percent of revenues of between 48% and 50%.  Non-GAAP operating margin is expected to be between 10% and 13% with non-GAAP EPS between $0.28 and $0.33.  GAAP EPS is expected to be between $0.20 and $0.24.  This includes estimated charges of approximately $2.2 million to $2.8 million for share based payments in accordance with FAS 123R, which will be adopted by the company in the first quarter of 2006, as well as amortization of intangible assets of $870,000.  The tax rate is expected to be between 17% and 19%.  We expect to generate between $12 million and $15 million of cash.  This includes cash used for capital expenditures but excludes additional payments for the Lincoln Technologies acquisition and proceeds from the exercise of stock options.

For the first quarter of 2006, the company expects revenues to be between $23.1 and $23.7 million, with approximately 90% anticipated to be recognized from backlog.  The company believes gross margin will be between 59% and 60% and operating expenses as a percent of revenues to be between 48% and 50%.  Non-GAAP operating margin is expected to be between 10% and 11% with non-GAAP EPS between $0.06 and $0.07.  GAAP EPS is expected to be between $0.04 and $0.05, inclusive of estimated charges for share based payments of approximately $500,000 and amortization of intangible assets of $220,000.

The company plans to host its investor conference call today at 5:00 pm ET to discuss its financial results for the fourth quarter and full year ended December 31, 2005, and its outlook for the first quarter and full year of 2006.  The investor conference call will be available via live web cast on Phase Forward’s web site at www.phasefoward.com under the tab “Investors.”  To participate by telephone, the domestic dial-in number is 888-396-2298 and the international dial-in is 617-847-8708.  The access code is 25354958.  Investors are advised to dial in at least five minutes prior to the call to register.  The web cast will be archived until Tuesday, March 7, 2006.

About Phase Forward

Phase Forward is a leading provider of integrated data management solutions for clinical trials and drug safety. The company offers proven solutions in electronic data capture (EDC), clinical data management (CDM), and adverse event reporting (AER) to help pharmaceutical, biotechnology, and medical device companies bring needed drugs and therapies to market faster and more safely. Lincoln Technologies, acquired by Phase Forward in August of 2005, delivers solutions for pharmacovigilance, data standardization, and safety signal detection. The combined companies’ products and services have been utilized in over 10,000 clinical trials involving more than 1,000,000 clinical trial study participants at over 220 organizations and regulatory agencies worldwide including: AstraZeneca, Biogen Idec, Boston Scientific, Dana-Farber Cancer Institute, Eli Lilly, FDA, GlaxoSmithKline, Guidant, MHRA, NIH, Procter & Gamble, Quintiles, Sanofi-Aventis, Schering-Plough Research Institute, and Serono. Additional information about Phase Forward is available at www.phaseforward.com.

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, Phase Forward’s expectations and assumptions concerning management’s forecast of financial performance, the performance of Phase Forward’s products and services, future business and operations plans of a Phase Forward customer, the ability of Phase Forward’s customers to realize benefits from the use of Phase Forward’s products and services, and management’s plans, objectives and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond Phase Forward’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, changes in our customers’ industries; our ability to convince prospective customers to adopt our solutions; competition; changing customer requirements; governmental regulation; our ability to maintain profitability; fluctuations in our operating results; long sales and implementation cycles; our dependence on a limited number of customers or suppliers; product performance; third party service interruptions or delays; technology failures; our ability to maintain customer relationships and contracts; our ability to retain and hire skilled personnel; our ability to protect our intellectual property rights; product liability or intellectual property infringement claims brought against us; acquisitions; our ability to manage our rapid growth; our ability to obtain capital when desired on favorable terms; our ability to comply with operating and financial covenants in our loan agreement; and the volatility of the market price of our common stock. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Phase Forward undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by Phase Forward, see the disclosure contained in Phase Forward’s public filings with the Securities and Exchange Commission including, without limitation, its most recent Quarterly Report on Form 10-Q.

Non-GAAP Financial Information

Phase Forward provides non-GAAP income from operations data as additional information for its operating results.  These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies.  Phase Forward’s management believes these non-GAAP measures are useful to investors because this supplemental information facilitates comparisons to prior periods.  Management uses these non-GAAP measures to evaluate its financial results, develop budgets and manage expenditures.  Investors are encouraged to review the reconciliations of these non-GAAP financial measures to the comparable GAAP results, which are attached to this press release.

Phase Forward Incorporated and Subsidiaries

Table of Reconciliation from GAAP to Non-GAAP

(unaudited)

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2005	2004	2005

GAAP income from operations	$1,372	$2,067	$4,169	$8,237

Stock-based expenses	508	177	2,111	607
Restructuring	(168)	—	(168)	(92)
Amortization of intangible assets	—	217	—	306

Non-GAAP income from operations	$1,712	$2,461	$6,112	$9,058

Phase Forward Incorporated and Subsidiaries

Consolidated Statements of Operations

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2005	2004	2005

Revenues:
License	$8,305	$8,913	$28,180	$35,001
Service	11,761	14,666	45,550	52,080

Total revenues	20,066	23,579	73,730	87,081
Costs of revenues:
License	504	754	1,875	2,513
Service(1)	7,269	8,749	27,782	31,224

Total cost of revenues	7,773	9,503	29,657	33,737
Gross margin:
License	7,801	8,159	26,305	32,488
Service	4,492	5,917	17,768	20,856

Total gross margin	12,293	14,076	44,073	53,344

Operating expenses:
Sales and marketing(1)	4,053	4,225	14,403	16,033
Research and development(1)	3,299	3,907	12,423	14,330
General and administrative(1)	3,737	3,877	13,246	14,836
Restructuring	(168)	—	(168)	(92)

Total operating expenses	10,921	12,009	39,904	45,107

Income from operations	1,372	2,067	4,169	8,237
Other income (expense):
Interest income	208	499	518	1,735
Interest expense	(139)	—	(394)	(143)
Other, net	40	64	(32)	(157)

Total other income (expense)	109	563	92	1,435

Income before provision for income taxes	1,481	2,630	4,261	9,672
Provision (benefit) for income taxes	747	(3,735)	2,392	(2,169)

Net income	734	6,365	1,869	11,841
Accretion of preferred stock and dividend declared	—	—	8,953	—

Net income (loss) applicable to common stockholders	$734	$6,365	$(7,084)	$11,841

Net income (loss) per share applicable to common stockholders:
Basic	$0.02	$0.19	$(0.43)	$0.36

Diluted	$0.02	$0.18	$(0.43)	$0.34

Weighted average number of common shares used in net income (loss) per share calculations:
Basic	32,348	33,539	16,447	33,026

Diluted	35,003	35,887	16,447	35,092

(1) Amounts include stock-based expenses, as follows:

Costs of service revenues	$29	$12	$105	$60
Sales and marketing	30	6	141	30
Research and development	64	35	312	166
General and administrative	385	124	1,553	351

Total stock-based expenses	$508	$177	$2,111	$607

Phase Forward Incorporated and Subsidiaries

Consolidated Balance Sheets

(unaudited)

(in thousands, except per share amounts)

	As of December 31,
	2004	2005

Assets
Current assets:
Cash and cash equivalents	$53,485	$51,779
Short-term investments	4,735	8,807
Accounts receivable, net of allowance of $391 and $318 in 2004 and 2005, respectively	19,682	24,923
Deferred set up costs, current portion	783	1,266
Prepaid commissions and royalties, current portion	3,035	3,710
Prepaid expenses and other current assets	2,335	2,248
Deferred income taxes	—	4,025

Total current assets	84,055	96,758

Property and equipment, net	5,717	7,543
Deferred set up costs, net of current portion	665	782
Prepaid commissions and royalties, net of current portion	2,756	2,386
Goodwill	21,817	24,960
Deferred income taxes	—	3,747
Intangible assets, net	—	3,594
Other assets	240	174

Total assets	$115,250	$139,944

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of notes payable	$2,558	$—
Accounts payable	1,619	2,110
Accrued expenses	11,658	12,472
Accrued earn-out	—	2,000
Restructuring accrual	344	—
Deferred revenue, current portion	35,350	43,751
Deferred rent, current portion	142	394

Total current liabilities	51,671	60,727

Notes payable, net of current portion	1,849	—
Deferred revenue, net of current portion	1,002	2,743
Deferred rent, net of current portion	1,481	1,140
Other long-term liabilities	—	117

Total liabilities	56,003	64,727

Stockholders’ equity:
Preferred stock, $.01 par value:
Authorized—5,000 shares Issued—0 shares	—	—
Common stock, $.01 par value:
Authorized—100,000 Issued—32,399 and 33,720 shares in 2004 and 2005, respectively	324	337
Additional paid-in capital	165,462	168,947
Subscription receivable	(127)	—
Deferred stock-based compensation	(1,755)	(611)
Treasury stock, 37 shares at cost	(111)	(111)
Accumulated other comprehensive loss	(160)	(800)
Accumulated deficit	(104,386)	(92,545)

Total stockholders’ equity	59,247	75,217

Total liabilities and stockholders’ equity	$115,250	$139,944

Phase Forward Incorporated and Subsidiaries

Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Twelve Months Ended December 31,
	2004	2005

Operating activities
Net income	$1,869	$11,841
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,050	3,705
Stock-based compensation	2,111	607
(Gain) loss on disposal of fixed assets	(34)	54
Foreign currency exchange loss	63	169
Provision for allowance for doubtful accounts	165	38
Tax benefit related to exercise of stock options	—	68
Deferred income taxes	—	(4,542)
Non-cash income tax expense	1,964	2,056
Amortization of premiums or discounts on short-term investments	—	(67)
Other non-cash items	16	—
Changes in assets and liabilities:
Accounts receivable	3,455	(5,032)
Deferred costs	(522)	(1,058)
Prepaid expenses and other current assets	(886)	25
Accounts payable	625	442
Accrued expenses	(1,818)	457
Deferred revenue	(1,550)	10,400
Deferred rent	1,318	(76)

Net cash provided by operating activities	9,826	19,087

Investing activities
Proceeds from maturities of short-term investments	—	9,397
Purchase of short-term investments	(4,765)	(13,371)
Purchase of property and equipment	(3,382)	(5,132)
Decrease in restricted cash, net	1,611	—
(Increase) decrease in other assets	(37)	9
Cash paid for acquisition of Lincoln Technologies, Inc., net of cash acquired(1)	—	(10,614)

Net cash used in investing activities	(6,573)	(19,711)

Financing activities
Proceeds from issuance of notes payable and borrowings under lines of credit	2,928	—
Payments on lines of credit and notes payable	(5,209)	(4,407)
Payment of dividend payable	(4,700)	—
Stock issuance costs	(5,231)	—
Proceeds from issuance of common stock	42,687	3,968
Proceeds from repayment of subscriptions receivable	500	127

Net cash provided by (used in) financing activities	30,975	(312)

Effect of exchange rate changes on cash and cash equivalents	211	(770)

Net change in cash and cash equivalents	34,439	(1,706)
Cash and cash equivalents at beginning of period	19,046	53,485

Cash and cash equivalents at end of period	53,485	51,779
Short-term investments at end of period	4,735	8,807

Total cash, cash equivalents and short-term investments at end of period	$58,220	$60,586

Supplemental disclosure of cash flow information
Cash paid for interest	$313	$98

Cash paid for income taxes	$186	$291

Non-cash financing activities
Accretion of Series B, C, and D redeemable convertible preferred stock to redemption value	$4,257	$—

Accrued earn-out in connection with acquisition of Lincoln Technologies, Inc.	$—	$2,000

(1) Cash paid for acquisition of Lincoln Technologies, Inc.

Fair value of assets acquired	$—	$1,748
Liabilities assumed, including acquisition costs paid	—	(912)
Acquired intangible assets	—	3,900
Costs in excess of net assets acquired	—	6,430
Cash paid	—	11,166
Less cash acquired	—	552
Cash paid for acquisition	$—	$10,614